UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2006

CHINA MINERAL ACQUISITION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50833	20-0938259
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

210 EAST 85TH STREET, SUITE 16, NEW YORK, NEW YORK	10028
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 672-1909

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On August 31, 2006, the Registrant received a notice from Ivanhoe Energy, Inc., Sunwing Holding Corporation and Sunwing Energy Ltd. (together, the Ivanhoe Parties) of termination of the May 12, 2006 Stock Purchase Agreement between the Registrant and such parties, effective immediately. A copy of the notice is attached to this Report as Exhibit 99.1.

As announced at the time, the Stock Purchase Agreement provided for a business combination between the Registrant and the Ivanhoe Parties as contemplated by the Registrant’s initial public offering prospectus, other publicly-available reports and filings and charter documents. As announced on August 28, 2006, the Registrant’s Board of Directors determined to abandon a proposed amendment of the Registrant's certificate of incorporation to allow extension of the date before which the Registrant must complete a business combination to avoid being required to liquidate, in light of  substantial shareholder sentiment not to extend that date evidenced by voting at the Registrant’s special meeting of stockholders.

As a result of the foregoing, the Registrant has become required to liquidate and dissolve as provided in its charter and public filings. The Registrant has begun that process, and expects it to be completed expeditiously in accordance with Delaware law. The Registrant will make public announcement of developments in that process as they occur.

Section 8.2 of the Stock Purchase Agreement provides that upon termination as provided in the Ivanhoe Parties’ notice, the Agreement shall be void and of no further force or effect with no liability on the part of any party, except that certain confidentiality and other provisions and liability for willful breach or failure to perform shall survive.

In connection with the proposed business combination, the Registrant filed a Registration Statement on Form S-4 which has not become effective, and in respect of which it has filed an application for withdrawal.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Notice from Ivanhoe Energy, Inc., Sunwing Holding Corporation and Sunwing Energy Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA MINERAL ACQUISITION CORPORATION

Date: August 31, 2006	By:	/s/ Daniel Kunz
Name: Daniel Kunz
Title: Chairman of the Board

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Notice from Ivanhoe Energy, Inc., Sunwing Holding Corporation and Sunwing Energy Ltd.

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